USANA Health Sciences, Inc.                         February 25, 2025
Q4 2024 Management Commentary

The Company completed the acquisition of a 78.8% controlling ownership stake of Hiya Health Products, LLC (“Hiya”) on December 23, 2024. Consequently, the Company’s fourth quarter and fiscal year 2024 include the effect of less than a week of Hiya’s operating results, which were not significant to the Company’s consolidated results for the same periods. In light of the Hiya acquisition, the Company is now including metrics for Adjusted diluted EPS(1) and Adjusted EBITDA(2). Net earnings, Diluted EPS, Adjusted diluted EPS(1) and Adjusted EBITDA(2) in this document represent amounts attributable to USANA.

Key Financial Results

	Three Months Ended		Twelve Months Ended
(Dollars in millions, except per share and Active Customer data)	December 28, 2024	December 30, 2023	December 28, 2024	December 30, 2023
Net sales	$214	$221	$855	$921
Net Earnings	$4.5	$16.8	$42.0	$63.8
Diluted EPS	$0.23	$0.87	$2.19	$3.30
Adjusted Diluted EPS(1)	$0.64	$0.87	$2.59	$3.30
Adjusted EBITDA(2)	$25	$32	$110	$128
USANA Active Customers	454,000	483,000	454,000	483,000

Fiscal Year 2025 Guidance
The Company is introducing its outlook for fiscal 2025 as detailed in the table below:

Twelve Months Ended January 3, 2026
Range
Consolidated net sales	$920 million to $1.0 billion
Net Earnings	$29 million to $41 million
Diluted EPS	$1.50 to $2.20
Adjusted diluted EPS(1)	$2.35 to $3.00
Adjusted EBITDA(2)	$107 million to $123 million

Overview
USANA delivered fourth quarter results above internal expectations, highlighted by 7% sequential net sales growth. Positive momentum in the Americas & Europe region resulted largely from a strong response by our sales force to promotional activity, which helped drive year-over-year and sequential sales growth in this region. Performance in our Asia Pacific region declined slightly and was in line with our expectations and reflected ongoing macroeconomic challenges in key markets. On a consolidated basis, we generated solid cash flow during the quarter and our balance sheet remains healthy with $182 million of cash. Overall, we delivered solid performance to finish the year and are confident in our ability to build on this performance in 2025.

We also completed our acquisition of Hiya during the quarter, which is a meaningful milestone for USANA and an exciting addition to our business. Hiya is a growing, profitable, direct-to-consumer children’s wellness brand. Hiya has an experienced management team that continues to lead the company and a compelling subscription business model that we believe is positioned to deliver long-term sustainable growth over the next several years.

Full year operating results reflected continued, cautious consumer sentiment in many of our key Asia Pacific markets. Macroeconomic conditions remained weak and negatively impacted consumer spending. This made it difficult to attract new customers and generate positive momentum throughout the year. Over the last year, we have pivoted to better address this dynamic operating environment by reorganizing our sales, marketing, and communications departments into one commercial team. We believe this has better positioned us to execute our customer growth strategy in 2025, which is centered on our ability to deliver three fundamental benefits to our sales force: (1) best-in-class products, (2) a simple brand message that highlights the superiority, differentiation and benefits of these products, and (3) an income opportunity that is simple, rewarding and worthy of our Associates' time and effort. Accordingly, our commercial team is comprised of three core global teams: Product, Opportunity, and Brand, as well as our regional and local business units.

The Product team is responsible for ensuring that we bring innovative, best-in-class nutritional products to market. Accordingly, this team is focused on increasing our market share and driving customer growth, with science remaining at the core of our business. The Opportunity team is focused on delivering a rewarding Associate compensation plan for all of our sales force. Through our "Associate first" approach, our objective is to provide a compelling income opportunity that is simple and scalable for everyone, including new sellers, part-time sellers and full-time entrepreneurs. The Brand team delivers USANA’s story and brand framework, which align all company messaging, both internally and externally, improving messaging effectiveness, and bolstering our global reputation.

After much hard work, collaboration and focus throughout the year, the structure of each of these three teams is now solidly in place. We saw some notable and tangible benefits from the commercial team in 2024, including the launch of our Celavive Resurfacing Serum and Whey Protein Isolate products. These product launches are illustrative of the early stages of our product innovation strategy, which includes increasing the cadence of new and upgraded high-quality, relevant, and premium products. We plan to roll these out across our direct sales business this year. We are confident that these initiatives will lay the foundation for USANA to generate long-term growth.

Q4 2024 Financial Performance

Consolidated Results
(Net earnings, EPS and EBITDA figures represent amounts attributable to USANA)		Year-over-Year	Sequentially
Net Sales	$214 million	-3% (No meaningful FX impact)	+7%
Net Earnings	$4.5 million	-73%	-58%
Diluted EPS	$0.23	-74%	-59%
Adjusted Diluted EPS(1)	$0.64	-26%	+14%
Adjusted EBITDA(2)	$25 million	-21%	+4%

Fiscal Year 2024 vs. Fiscal Year 2023 Financial Performance

Consolidated Results
Net Sales	$855 million	-7% YOY
		-6% constant currency
		-$14 million YOY FX impact
Net Earnings	$42.0 million	-34%
Diluted EPS	$2.19	-34%
Adjusted Diluted EPS(1)	$2.59	-21%
Adjusted EBITDA(2)	$110 million	-14%
Net earnings, EPS and EBITDA figures represent amounts attributable to USANA

Balance Sheet and Share Repurchase Activity
We generated $60 million in operating cash flow during fiscal 2024 and invested approximately $203 million for the acquisition of Hiya. Consequently, we ended the year with $182 million in cash and cash equivalents and $23 million of debt. We did not repurchase any shares during the quarter and, as of December 28, 2024, we had approximately $62 million remaining under the current share repurchase authorization.

As of December 28, 2024, total inventories were $72 million (includes $2.7 million of noncurrent inventories), an increase of $8 million (or 13%) from the year-end balance in fiscal 2023. We believe our in-house manufacturing capabilities provide us with better control of inventory levels and help to mitigate supply chain risks while providing a meaningful contribution to delivering the highest quality nutritional products.

Quarterly Income Statement Discussion
As part of the reorganization of the commercial team, certain activities and individuals were repurposed into new areas of focus that had historically been captured as a component of cost of sales but are now included in selling, general and administrative expense due to the nature of the activities being performed. This change to more accurately reflect the efforts of this reorganization totaled an estimated $1.8 million during the fourth quarter, or 0.8% of net sales.

Gross margin increased 110 basis points from the prior year to 82.0% of net sales. This increase is attributable, in great part, to a change in cost attribution related to the reorganization of the commercial team as noted above. Additionally, changes in market mix, modest price increases, and reduced materials costs also contributed to the year-over-year improvement.

Associate Incentives increased 40 basis points from the prior year to 43.8% of net sales. The increase primarily reflects changes in market mix and higher accruals for incentive trips and events.

Selling, General and Administrative expenses increased 790 basis points from the prior year to 34.4% of net sales. On an absolute basis, SG&A expenses increased $14.7 million compared to the fourth quarter of 2023. Excluding $8.2 million of transaction costs related to the Hiya acquisition, SG&A expenses increased 400 basis points from the prior year to 30.5%, reflecting a $6.5 million increase on an absolute basis compared to the prior-year quarter. As noted above, approximately $1.8 million can be attributed to the change in the activities and organization of the commercial team. Additionally, about $1.2 million of the increase in absolute SG&A expense can be attributed to SG&A related to Hiya’s operating costs. SG&A expense during the quarter was also impacted by a decrease in the capitalization of internally developed software.

The year-to-date effective tax rate increased to 44.9% for fiscal 2024 compared to the 37.7% for fiscal 2023. The increase in the full-year effective tax rate for fiscal 2024 can be attributed to the impact of the acquisition transaction costs as well as the change in market mix of pre-tax income. Changes in the quarterly effective tax rate are a result of the true-up of the year-to-date income taxes.

Q4 2024 Regional Results:

Asia Pacific Region
			Year-Over-Year	Year-over-Year (Constant Currency)	Sequentially
Net Sales		$167 million	-6%	No material FX impact	+4%
USANA Active Customers		361,000	-6%	n.a.	Flat

Asia Pacific Sub-Regions
			Year-Over-Year	Year-over-Year (Constant Currency)	Sequentially
Greater China	Net Sales	$113 million	-3%	No material FX impact	+10%
	USANA Active	246,000	-4%	n.a.	+1%
	Customers
North Asia	Net Sales	$17 million	-25%	-21%	-19%
	USANA Active	38,000	-21%	n.a.	-7%
	Customers
Southeast Asia Pacific	Net Sales	$38 million	-3%	-4%	+2%
	USANA Active	77,000	-4%	n.a.	+1%
	Customers

Greater China: Net sales in mainland China decreased 3% on a year-over-year basis while local currency sales declined 4% year-over-year. Active Customers in mainland China decreased 3% year-over-year. Sequentially, regional performance was driven by our mainland China market, where net sales increased 11% on a reported basis and 11% in local currency. The number of Active Customers increased 1% quarter-over-quarter. Year-over-year declines reflect the continued challenging macroeconomic environment while sequential growth was driven by positive response to promotional activity during the quarter.
North Asia: Net sales and local currency sales in South Korea declined 25% and 21% year-over-year, respectively, while Active Customers declined 21%. On a sequential basis, net sales and local currency sales declined 20% and 18%, while Active Customers declined 8%. Sales performance in South Korea continues to be impacted by overall weakness in the local economy, which has made it difficult to generate sales and customer growth.

Southeast Asia Pacific: Net sales and local currency sales in Malaysia decreased 10% and 16% year-over-year, respectively, while Active Customers decreased 14%. Sequentially, net sales and local currency sales declined 13% and 15%, respectively, while Active Customers increased 4%. The year-over-year sales declines reflect a lower level of Active Customers while sequential activity reflects lower average spend per customer.
In the Philippines, net sales and local currency sales declined 9% and 5% year-over-year, while Active Customers were 5% lower. Sequentially, net sales and local currency sales declined 4% and 2%, respectively, while Active Customers decreased 5%. Year-over-year net sales growth of 9% in Australia/New Zealand partially offset the declines in this region's other markets.

Americas and Europe Region
		Year-Over-Year	Year-over-Year (Constant Currency)	Sequentially
Net Sales	$44 million	+1%	+3%	+11%
USANA Active Customers	93,000	-7%	n.a.	+1%

Hiya contributed approximately $2 million to net sales during the fourth quarter and fiscal year ended 2024.

Americas and Europe Region: Net sales increased 5% and Active Customers declined 7% in the United States on a year-over-year basis. Sequentially, net sales increased 16% in the United States while Active Customers were flat. A positive response from our sales leaders to an incentive in the fourth quarter was the primary driver of increased sales activity. Net sales in Canada decreased 1% while local currency sales increased 1% from the prior year while Active Customers declined 3%. Sequentially, net sales and local currency sales in Canada increased 10% and 13%, respectively, while Active Customer growth increased 3%. Similar to the United States, we saw a positive response to an incentive offering which helped drive positive sequential sales and customer growth.

Fiscal Year 2025 Outlook

The Company is introducing its outlook for fiscal year 2025 as detailed in the table below:

Twelve Months Ended January 3, 2026
Range
Consolidated net sales	$920 million to $1.0 billion
Net Earnings	$29 million to $41 million
Diluted EPS	$1.50 to $2.20
Adjusted diluted EPS(1)	$2.35 to $3.00
Adjusted EBITDA(2)	$107 million to $123 million

Our outlook for the year reflects:
•Net sales from the USANA business of $775 to $840 million, which includes an expected unfavorable currency exchange rate impact of approximately $30 million, or -4% on net sales;
•Net sales from Hiya of $145 to $160 million, reflecting a year-over-year range of +29% to +42%;
•Effective tax rate of 41.5% to 45.0%;
•Annualized diluted share count of 19.1 million; and
•Fiscal 2025 is a 53-week year and includes one additional week of sales compared to fiscal 2024. Prior to 2025, the last 53-week year was in fiscal 2020.

We are introducing our consolidated fiscal 2025 outlook, which now includes additional non-GAAP financial metrics to help provide transparency and comparability with prior years following our acquisition of Hiya. Notably, we have included certain transaction-related expenses and integration costs for the Hiya acquisition in our outlook. Furthermore, the purchase price allocation for this acquisition includes a significant amount recognized as intangible assets with material amortization expense that will have a non-cash impact on reported results. Therefore, we are providing estimates for Adjusted diluted EPS(1) and Adjusted EBITDA(2) as part of our outlook to provide enhanced comparability between periods and improved clarity on cash flow generation of the combined enterprise on a year-over-year basis. Additionally, our outlook does not currently reflect the potential increased costs of proposed tariffs on our business as we continue to assess the changing business environment.

2025 Operating Strategy
Our growth strategy for the direct sales business in 2025 is centered on our Associate sales force and providing them with the resources they need to generate sustainable active customer growth. This growth strategy includes several key initiatives, including (i) a higher cadence of new product launches and improved existing products tailored to local markets, (ii) strategic enhancements and modifications to our Associate incentive offering, which are intended to incent customer growth and improve pay for performance, (iii) strengthening our brand messaging, story, and value proposition, and (iv) accelerating Associate engagement activities in our regions around the world. We are confident that the successful execution of these initiatives will position us for growth going forward.

Higher Cadence of New Product Launches and Improvement to Existing Products
In 2025, our science and product teams will build on USANA's leadership in science-backed, premium cellar nutrition supplementation to offer new and improved existing products in our markets around the world. Dr. Kathryn Armstrong, USANA's new Chief Scientific Officer, will lead our global research, development and scientific ventures. We currently have a combination of over 20 product launches and product reformulations planned to rollout globally throughout the year. These include upgrades to several of our core nutritional products along with our beauty and skincare lines that we believe improve the science and story around these key products and will help drive growth. With increased collaboration between our sales & marketing and research & development teams, we are confident that our new product launches and product upgrades will gain traction with both new customers and long-tenured Associates.

Strategic Enhancements and Modifications to our Associate Incentive Offering
The opportunity team is dedicated to modernizing our sales incentives, recognition programs, and support tools to offer a compelling income opportunity for all Associates, including USANA's next generation of leaders and brand advocates. Tremendous effort has gone into this project to drive sales and customer growth and better align Associate pay for performance. We plan to begin rolling out changes to our incentive offering in the back half of the year. In addition to these changes, we plan to roll out several key social media integrations across key platforms. These enhancements will empower Associates to share USANA more effortlessly while helping new Associates achieve success faster.

Strengthening our Brand Messaging, Story, and Value Proposition
The brand team is focused on delivering a stronger, more cohesive brand presence, supporting key product and incentive launches, and enhancing overall brand reputation, superiority and differentiation. The brand team is also collaborating with the product team to elevate our product packaging with premium designs, materials, and functionality that align with the high standards of our brand and quality of our products.

Accelerating Associate Engagement Activities
With our forthcoming product launches and modifications to our Associate incentive offering, it is more important than ever to engage with our Associates. Accordingly, we plan to increase the overall cadence of Associate engagement activities this year, highlighted by our marquee event for the year, Global Convention, which is planned to be held in Salt Lake City in August. We anticipate strong attend and are excited to launch several new products at this event.

Hiya Strategic Growth Opportunities
Hiya’s strategic priorities for this year include capitalizing on recent product launches to drive further growth in its direct-to-consumer model, expanding strategic partnerships, and laying the groundwork for channel expansion. We are also working closely with the Hiya team to identify both long- and short-term synergy opportunities. Overall, we remain confident that the Hiya team will deliver strong growth in 2025.

In closing, we remain committed to our direct sales business and are confident that the enhanced structure of our commercial team, combined with the successful execution of our strategies, will position USANA to deliver sustainable long-term growth.

Jim Brown
President and CEO

Douglas Hekking
CFO

_________________________
(1) Adjusted Diluted Earnings Per Share is a non-GAAP financial measure. The Company excludes acquisition-related costs, such as business transaction costs, integration expense and amortization expense from acquisition related intangible assets in calculating Adjusted Diluted Earnings Per Share. Please refer to “Non-GAAP Financial Measures” and “Reconciliation of Diluted Earnings Per Share (GAAP) to Adjusted Diluted Earnings Per Share (Non-GAAP)” in this press release for an explanation and reconciliation of this non-GAAP financial measure.
(2) Adjusted EBITDA is a non-GAAP financial measure. Please refer to “Non-GAAP Financial Measures” and “Reconciliation of Net Earnings (GAAP) to Adjusted EBITDA (Non-GAAP)” in this press release for an explanation and reconciliation of this non-GAAP financial measure.

Non-GAAP Financial Measures
This Management Commentary contains the non-GAAP financial measures Adjusted EBITDA and Adjusted diluted EPS. Adjusted EBITDA is a Non-GAAP financial measure of earnings before interest, taxes, depreciation, and amortization that also excludes certain adjustments as indicated below in the reconciliation from net earnings. Adjusted diluted EPS is a Non-GAAP financial measure of diluted earnings per share that excludes certain adjustments as indicated below in the reconciliation from diluted EPS.

Adjusted EBITDA (non-GAAP) is net earnings (loss) (its most directly comparable GAAP financial measure) adjusted for interest expense, net, (benefit from) provision for income taxes, depreciation and amortization, non-cash share-based compensation, and transaction-related expenses and integration costs for the Hiya acquisition. Adjusted EBITDA attributable to USANA (non-GAAP) is Adjusted EBITDA (non-GAAP) further adjusted to exclude the Adjusted EBITDA attributable to non-controlling interest related to Hiya.

Adjusted diluted earnings per share (non-GAAP) is diluted earnings (loss) per share (its most directly comparable GAAP financial measure) adjusted for amortization of intangible assets, transaction-related expenses, and integration costs related to the Hiya acquisition.

Management believes that Adjusted EBITDA (non-GAAP), Adjusted EBITDA attributable to USANA (non-GAAP), and Adjusted diluted earnings per share (non-GAAP), along with GAAP measures used by management, most appropriately reflect how the Company measures the business internally.

The Company prepares its financial statements using U.S. generally accepted accounting principles (“GAAP”) and investors should not directly compare with or infer relationship from any of the Company’s operating results presented in accordance with GAAP to Adjusted EBITDA and Adjusted diluted earnings per share. Non-GAAP financial measures have limitations in their usefulness to investors because they have no standardized meaning prescribed by GAAP and are not prepared under any comprehensive set of accounting rules or principles. In addition, other companies, including companies in our industry, may calculate similarly titled non-GAAP financial measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of non-GAAP financial information as a tool for comparison. As a result, the non-GAAP financial information of Hiya is presented for supplemental informational purposes only and should not be considered in isolation from, or as a substitute for financial information presented in accordance with GAAP.

Reconciliation of Diluted Earnings Per Share (GAAP) to Adjusted Diluted Earnings Per Share (non-GAAP)

Three Months Ended	Three Months Ended	Twelve Months Ended

	September 28, 2024	December 28, 2024	December 30, 2023	December 28, 2024	December 30, 2023
Net earnings attributable to USANA (GAAP)	$ 10,607	$ 4,454	$ 16,766	$ 42,030	$ 63,788

Earnings per common share - Diluted (GAAP)	$ 0.56	$ 0.23	$ 0.87	$ 2.19	$ 3.30
Weighted Average common shares outstanding - Diluted	19,083	19,104	19,253	19,162	19,345

Adjustment to net earnings:
Transaction costs - Hiya	$ -	$ 8,243	$ -	$ 8,243	$ -
Integration and transition costs - Hiya	-	-	-	-	-
Inventory step-up - Hiya	-	38	-	38	-
Amortization of intangible assets - Hiya	-	294	-	294	-
Adjustments to net earnings attributable to non-controlling interest	-	(70)	-	(70)	-
Income tax effect of adjustments to net earnings	-	(823)	-	(823)	-

Adjusted net earnings attributable to USANA	$ 10,607	$ 12,136	$ 16,766	$ 49,712	$ 63,788

Adjusted earnings per common share - Diluted	$0.56	$0.64	$0.87	$2.59	$3.30
Weighted average common shares outstanding - Diluted	19,083	19,104	19,253	19,162	19,345

Reconciliation of Net Earnings (GAAP) to Adjusted EBITDA (non-GAAP)

Three Months Ended	Three Months Ended		Twelve Months Ended
September 28, 2024	December 28, 2024	December 30, 2023	December 28, 2024	December 30, 2023

Net earnings attributable to USANA (GAAP)	$ 10,607	$ 4,454	$ 16,766	$ 42,030	$ 63,788
Net earnings attributable to non-controlling interest	-	30	-	30	-
Net earnings	$ 10,607	$ 4,484	$ 16,766	$ 42,060	$ 63,788

Adjustments:
Income taxes	8,001	5,945	9,845	34,291	38,665
Interest (income) expense	(3,093)	(2,609)	(2,760)	(11,038)	(9,375)
Depreciation and amortization	5,559	5,590	4,871	21,935	20,395
Amortization of intangible assets - Hiya	-	294	-	294	-
Earnings before interest, taxes, depreciation, and amortization (EBITDA)	21,074	13,704	28,722	87,542	113,473

Add EBITDA adjustments:
Non-cash share-based compensation	3,542	3,613	3,643	14,558	14,595
Transaction costs - Hiya	-	8,243	-	8,243	-
Integration and transition costs - Hiya	-	-	-	-	-
Inventory step-up - Hiya	-	38	-	38	-
Consolidated adjusted EBITDA	24,616	25,598	32,365	110,381	128,068
Less: Adjusted EBITDA attributable to non-controlling interest	-	(101)	-	(101)	-
Adjusted EBITDA attributable to USANA	$ 24,616	$ 25,497	$ 32,365	$ 110,280	$ 128,068

Safe Harbor
This Management Commentary contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These forward-looking statements are based on current plans, expectations, estimates, forecasts, and projections as well as the beliefs and assumptions of management. Words such as “expect,”

“enhance,” “drive,” “anticipate,” “intend,” “improve,” “promote,” “should,” “believe,” “continue,” “plan,” “goal,” “opportunity,” “estimate,” “predict,” “may,” “will,” “could,” and “would,” and variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Our actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, many of which involve factors or circumstances that are beyond our control, including: risks relating to global economic conditions generally, including continued inflationary pressure around the world and negative impact on our operating costs, consumer demand and consumer behavior in general; reliance upon our network of independent Associates; risk that our Associate compensation plan, or changes that we make to the compensation plan, will not produce desired results, benefit our business or, in some cases, could harm our business; risk associated with our launch of new products or reformulated existing products; risks related to governmental regulation of our products, manufacturing and direct selling business model in the United States, China and other key markets; potential negative effects of deteriorating foreign and/or trade relations between or among the United States, China and other key markets, including potential adverse impact from tariffs levied by the US, China, or other markets that are important to the Company; potential negative effects from geopolitical relations and conflicts around the world, including the Russia-Ukraine conflict and the conflict in Israel; compliance with data privacy and security laws and regulations in our markets around the world; potential negative effects of material breaches of our information technology systems to the extent we experience a material breach; material failures of our information technology systems; adverse publicity risks globally; risks associated with early stage operations in India and future international expansion and operations; uncertainty relating to the fluctuation in U.S. and other international currencies; the potential for a resurgence of COVID-19, or another pandemic, in any of our markets in the future and any related impact on consumer health, domestic and world economies, including any negative impact on discretionary spending, consumer demand, and consumer behavior in general; risk that the Hiya acquisition disrupts each company’s current plans and operations; the diversion of the attention of the management teams of USANA and Hiya from ongoing business operations; the ability of to retain key personnel of Hiya; the ability to realize the benefits of the acquisition, including efficiencies and cost synergies; the ability to successfully integrate Hiya’s business with USANA’s business, at all or in a timely manner; and the amount of the costs, fees, expenses and charges related to the acquisition. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission. The forward-looking statements in this Management Commentary set forth our beliefs as of the date hereof. We do not undertake any obligation to update any forward-looking statement after the date hereof or to conform such statements to actual results or changes in the Company’s expectations, except as required by law.

Investor contact:	Andrew Masuda
Investor Relations
(801) 954-7210
investor.relations@usanainc.com

Media contact:	Sarah Searle
801-954-7280
media@usanainc.com